UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Amendment to Section 6(m) of the Company’s 2014 Annual CEO Incentive Plan

On June 18, 2014, the shareholders of Clean Harbors, Inc. (the “Company”), at the Company’s annual meeting of shareholders held on that date, approved an amendment to Section 6(m) of the Clean Harbors, Inc. 2014 Annual CEO Incentive Plan (the “CEO Incentive Plan”). The purposes of the Plan are to provide an incentive each year for performance of the Company’s Chief Executive Officer (“CEO”) by making a significant percentage of the CEO’s total cash compensation dependent upon the level of his or the Company’s performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus portion of the CEO compensation expense under Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) generally limits the Company's federal income tax deduction for total compensation paid to each of certain executive officers, including the CEO, in any year to $1.0 million unless any excess over $1.0 million qualifies as “performance-based compensation” as defined in Section 162(m).

Under the CEO Incentive Plan, the CEO's annual incentive bonuses (not to exceed $3,000,000 for any one year) is earned by the CEO or the Company meeting certain Performance Criteria selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for each year the Plan is in effect. For each such Performance Criteria, the Committee may also determine Threshold and Maximum levels of achievement, and the respective amounts of bonus which may potentially be earned based on each such level of achievement. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee also determines how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels.
Under the Plan as in effect prior to the amendment to Section 6(m), the Performance Criteria could be based on one or more of the following: the Company's consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization, with such adjustments as are then described in the Company's credit agreement or reports then being filed by the Company with the Securities and Exchange Commission (“Adjusted EBITDA”), ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, health, safety and compliance statistics (“HS&C Compliance”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company's outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria could be based on an absolute performance under such measure or measures for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group of companies.
The amendment to Section 6(m) of the CEO Incentive Plan added return on the total assets (excluding excess cash), return on long-term assets, return on invested capital and return on shareholder equity to the Performance Criteria from which the Committee may select in determining cash bonuses for the CEO under the Plan. Those four additional Criteria are now also available as Performance Criteria for selection by the Committee under the Company’s Management Incentive Plan, as amended and restated on March 5, 2012 and approved by the shareholders on May 7, 2012, and under which the Committee determines annual cash bonuses for members of senior management other than the CEO.

A copy of the amendment to Section 6(m) of the CEO Incentive Plan is attached as Appendix A to the Company’s proxy statement for the 2014 annual meeting of shareholders as filed on April 29, 2014 with the Securities and Exchange Commission (the “2014 Proxy Statement”), and the amendment is further described in the 2014 Proxy Statement under the heading “Approval of Amendment to Section 6(m) of 2014 CEO Annual Incentive Plan” commencing on page 32. The copy of such amendment and such description are incorporated herein by reference.

Item 5.07.     Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of shareholders on Wednesday, June 18, 2014, at which the following matters were submitted to a vote of the shareholders. Each of the matters was described in the Company’s 2014 Proxy Statement. The votes as to each such matter were as follows:

(1)     Votes regarding the election of the persons named below as Class I directors for a term expiring in 2017:

	For	Withheld	Broker Non-Votes
Eugene Banucci	48,963,246	1,666,244	2,561,918
Edward G. Galante	46,815,949	3,813,541	2,561,918
Thomas J. Shields	49,427,924	1,201,566	2,561,918
John R. Welch	44,287,745	6,341,745	2,561,918

(2)     Advisory vote on executive compensation.

For	Against	Abstain	Broker Non-Votes
49,370,350	976,296	282,844	2,561,918

(3)    Vote to approve an amendment to Section 6(m) of the Company’s 2014 CEO Annual Incentive Plan.

For	Against	Abstain	Broker Non-Votes
49,842,842	541,440	245,208	2,561,918

 (4) Vote to ratify the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche
LLP as the Company’s independent registered public accounting firm for the current fiscal year.

For	Against	Abstain	Broker Non-Votes
52,684,803	306,232	200,363	0

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

	Description	Location
10.55A	Amendment to Section 6(m) of Clean Harbors, Inc. 2014 Annual CEO Incentive Plan	Incorporated by reference to Appendix A to the Company’s definitive proxy statement for its 2014 annual meeting of shareholders filed on April 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

June 23, 2014	/s/ James M. Rutledge
Vice Chairman, President and Chief Financial Officer

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